Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 11, 2007 (except Note 1, as to which the date is         , 2007), in Amendment No. 3  to the Registration Statement (Form S-1 No. 333-144405) and related Prospectus of Ulta Salon, Cosmetics & Fragrance, Inc. for the registration of shares of its common stock.
Ernst & Young LLP
Chicago, Illinois
The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 1 to the financial statements.
/s/ Ernst & Young LLP
Chicago, Illinois
October 10, 2007